Exhibit 10.1

AGREEMENT

This Agreement, dated as of December 30, 2022 (the “Agreement”), is made by and between Jiuzi Holdings, Inc. (the “Company”) and YA II PN, Ltd. (“YA”), and together with the Company, the “Parties”).

WHEREAS, the Parties entered into a Securities Purchase Agreement, dated December 2, 2021 (the “Securities Purchase Agreement”), pursuant to which the Company issued to YA certain convertible debentures (“Convertible Debentures”) in the principal amount of $5,000,000, which are convertible into the Company’s ordinary shares, par value $0.001 per share;

WHEREAS, as of the date hereof, the outstanding balance under the Convertible Debentures is $1,300,000 of principal, plus accrued and unpaid interest thereon;

WHEREAS, the outstanding balance of the Convertible Debentures are due and payment on the Maturity Date, which is December 30, 2022.

WHEREAS, the Company has requested an extension to the Maturity Date and desires to repay the outstanding balance in cash through a series of payments on the terms and conditions set forth herein;

WHEREAS, capitalized terms used and not defined in this Agreement have the respective meanings assigned to them in the Securities Purchase Agreement or the Convertible Debentures, as applicable.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Acknowledgement of Obligations. On the date hereof, the Company hereby acknowledges and agrees that it is liable to YA in the amounts set forth in the Recitals, which are hereby incorporated herein by reference.

2. Waiver of Claim. The Company hereby acknowledges and agrees that neither it nor its subsidiaries, agents, attorneys, shareholders, advisors, officers, directors, employees, affiliates, predecessors, successors, and assigns (collectively, as the “Company Parties”) has any offsets, defenses, claims, or counterclaims against YA or its investment manager, or their respective agents, attorneys, shareholders, managers, members, advisors, officers, directors, employees, affiliates, partners, predecessors, successors, and assigns (collectively, as the “Released Parties”), with respect to the Convertible Debentures, the Securities Purchase Agreement, the transactions set forth or otherwise contemplated in this Agreement, or otherwise, and that if any Company Party now has, or ever did have, any offsets, defenses, claims, or counterclaims against any of the Released Parties, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of execution of this Agreement, all of them are hereby expressly WAIVED, and each Company Party hereby RELEASES each of the Released Parties therefrom.

3. Payments and Extension. On the terms and subject to the conditions set forth herein, YA hereby agrees to extend the Maturity Date to June 30, 2023. The Company shall make monthly payments beginning on January 6, 2023 and continuing on the same day of each successive month. Each monthly payment shall be in an amount equal to the sum of (i) $216,667 of Principal (or the outstanding Principal if less than such amount), (ii) the Redemption Premium in respect of such Principal amount, and (iii) accrued and unpaid interest on the Convertible Debentures as of each payment date. In addition, if the Company completes any financing transaction with gross proceeds of in excess of $250,000, the Company shall promptly upon receipt of such proceeds, pay to YA as an Optional Redemption, an amount up to the total amount outstanding under the Convertible Debentures. All payments made hereunder shall be paid by wire transfer of immediately available funds to the account of YA set forth on Exhibit A attached hereto.

4. Lockup. YA hereby agrees, provided that (i) no Event of Default has occurred, and (ii) the Company has timely made all payments required to be made pursuant to Section 3 hereunder, that (A) from the date hereof unit January 6, 2023, it shall not submit conversions under the Convertible Debentures for the issuance of more than 1,000,000 shares of Common Stock or with a conversion price of less than $0.15 per share, and (B) thereafter, it shall not submit any conversions under the Convertible Debentures.

5. Monthly Payments. YA hereby waives any requirement of the Company to make monthly payments pursuant to Section 1(c) of the Convertible Debentures with respect to any monthly payment that has come due or may come due prior June 30, 2023. YA hereby waives the 5 Business Day notice period set forth in Section 1(d) for an Optional Redemption of the Convertible Debentures with respect to any payments made pursuant to this Agreement.

6. Miscellaneous.

(a) This Agreement shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and assigns.

(b) This Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Agreement.

(c) This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to the principles of conflict of laws. Each of the parties consents to the jurisdiction of the state courts of the State of New York and the U.S. District Court for the District of New York sitting in Manhattan in connection with any dispute arising under this Note, and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

(d) This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. All other subject matters not contained herein shall be governed by the Securities Purchase Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

JIUZI HOLDINGS, INC.

By:	/s/ Shuibo Zhang
Name:	Shuibo Zhang
Title:	CEO

YA II PN, LTD.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

By:	Yorkville Advisors Global II, LLC
Its:	General Partner

By:	/s/ Matt Beckman
Name:	Matt Beckman
Title:	Member

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